                                                                     EXHIBIT 5.1

                   NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.

                           999 Peachtree Street, N.E.
                         First Union Plaza, Suite 1400
                             Atlanta, Georgia 30309
                           Telephone: (404) 817-6000




                                February 2, 1999



Albecca Inc.
3900 Steve Reynolds Drive
Norcross, Georgia  30093

Ladies and Gentlemen:


         We have acted as counsel to Albecca Inc., a Georgia corporation and each of the entities listed on Exhibit A hereto (the "Subsidiary Guarantors") (the "Company"), in connection with the filing of a Registration Statement on Form S-4 (Reg. No. 333-67975) (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed exchange (the "Exchange Offer") of up to $200 million principal amount of 10 3/4%Senior Subordinated Notes due 2008 (the "New Notes") for a like principal amount of the Company's issued and outstanding 10 3/4% Senior Notes due 2008 (the "Old Notes"), and the guarantee of the New Notes by the Subsidiary Guarantees. The Old Notes were, and the New Notes will be, issued pursuant to the Indenture (the "Indenture") dated as of August 11, 1998 among the Company, as issuer, and State Street Bank and Trust Company, as trustee (the "Trustee"), which has been filed as Exhibit 4.1 to the Registration Statement.

         We have examined the Indenture, the form of certificate which will evidence the New Notes, the Subsidiary Guarantee dated as of August 11, 1998, by each of the Subsidiary Guarantors (the "Subsidiary Guarantee"), the Registration Rights Agreement dated as of August 11, 1998 among the Company, the placement agents named therein and the Trustee (the "Registration Rights Agreement") (the Indenture, the Subsidiary Guarantee and the Registration Rights Agreement have been filed as Exhibits to the Registration Statement), and certain corporate records of the Company, and we have made such other investigations as we have deemed appropriate in order to express the opinion set forth herein. We have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture have been duly authorized by all requisite action by the Trustee, and that the Indenture has been duly executed and delivered by, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

         This opinion is limited by and is in accordance with the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia (the "Interpretive Standards").


         As to matters of New York law addressed in opinions number 2 and 3 below, we have relied on the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York, which opinion has been filed as an exhibit to the Registration Statement.

Albecca Inc.

February 2, 1999
Page 2


         Based upon the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that:


         1. The Company is a corporation duly organized and validly existing under the laws of the State of Georgia and the Subsidiary Guarantors are duly organized and validly existing under the laws of the state set forth across from their name on Exhibit A hereto.

         2. The Indenture and the New Notes have been duly authorized by the Company, and the New Notes, when executed, authenticated and delivered to the holders of the Old Notes pursuant to the Exchange Offer in accordance with the terms of the Indenture, will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally, (ii) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability, and (iii) to other limitations specified in the Interpretive Standards.

         3. The Subsidiary Guarantee has been duly authorized by each of the Subsidiary Guarantors and is a valid and binding agreement of each of the Subsidiary Guarantors enforceable against each of the Subsidiary Guarantors in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally, (ii) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principals of general applicability, and (iii) to other limitations specified in the Interpretive Standards.





         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.


                                       Very truly yours,



                                       NELSON MULLINS RILEY &
                                       SCARBOROUGH, L.L.P.



                                       By: /s/ Philip H. Moise
                                           ----------------------
                                           Philip H. Moise

                                   EXHIBIT A

                                                                STATE OF
NAME OF SUBSIDIARY GUARANTOR                                  INCORPORATION
----------------------------                                  -------------
Larson-Juhl US LLC..........................................  Georgia
Larson-Juhl International LLC...............................  Georgia
Art Materials, Frames and Mouldings Company, Inc. ..........  Alabama
Robert F. de Castro, Inc....................................  Louisiana
Glass Corporation of America, Inc. .........................  Louisiana
Art West, Inc. .............................................  Arizona
Eastern Moulding, Inc. .....................................  Maryland
Eastern Mouldings, Inc.  ...................................  New Jersey
Larson-Juhl Australia L.L.C. ...............................  Georgia
Larson-Juhl France L.L.C. ..................................  Georgia
Larson-Juhl South Africa L.L.C. ............................  Georgia
Larson-Juhl Seoul L.L.C. ...................................  Georgia
Larson-Juhl Korea L.L.C.....................................  Georgia
Larson-Juhl Netherlands L.L.C. .............................  Georgia